Exhibit 5.1

November 10, 2010

The Charles Schwab Corporation

211 Main Street

San Francisco, CA 94105

Re:	Resale of up to 6,842,678 Shares of Common Stock of The Charles Schwab Corporation

Ladies and Gentlemen:

This letter is being furnished to you in connection with the resale of up to 6,842,678 shares of the Common Stock, par value $0.01 per share (the “Shares”), of The Charles Schwab Corporation, a Delaware corporation (the “Company”) pursuant to a Prospectus Supplement (the “Prospectus Supplement”) filed on the date hereof with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Shares were issued by the Company to certain purchasers pursuant to that certain Asset Purchase Agreement and that certain Intellectual Property Purchase Agreement, each dated as of August 27, 2010 and amended as of November 8, 2010, by and among the Company and the other parties named therein (the “Transaction Agreements”), and may be resold by such purchasers from time to time as described in the Prospectus Supplement.

The resale of the Shares will be made under the Company’s registration statement on Form S-3 (No. 333-156152), originally filed with the SEC on December 16, 2008, as amended and supplemented through the date hereof, including without limitation by the Prospectus Supplement (the “Registration Statement”).

In connection with this opinion, we have examined the following documents: (i) the Registration Statement; (ii) the Company’s Fifth Restated Certificate of Incorporation, filed with the Secretary of State of Delaware on May 7, 2001; (iii) the Company’s Fourth Restated Bylaws, dated December 12, 2007, as amended on July 28, 2009 and January 27, 2010; (iv) the Transaction Agreements; (v) resolutions of the Board of Directors of the Company adopted on December 11, 2008, July 28, 2009, March 17, 2010, July 27, 2010 and October 26, 2010, and resolutions of the Windward Acquisition Committee of the Board of Directors adopted on August 27, 2010; (vi) the minute books of the Company provided to us by one or more officers of the Company; (vii) a specimen certificate of the Company’s Common Stock; (viii) one or more certificates of one or more officers of the Company; and (ix) one or more certificates of one or more public officials.

The Charles Schwab Corporation

In rendering our opinion, we have assumed the legal capacity of individuals, that the signatures on all documents not executed in our presence are genuine, that all documents submitted to us as originals are authentic, that all documents submitted to us as reproduced or certified copies conform to the original documents, and that all corporate records of the Company provided to us for review are accurate and complete. We have further assumed the due execution and delivery of all documents, where due execution and delivery are prerequisites to the enforceability thereof.

As to matters of fact material to our opinion, we have relied solely upon our review of the documents referred to above. We have assumed that the recitals of fact set forth in such documents are true, complete and correct on the date hereof. We have not independently verified any factual matters or the validity of any assumptions made by us in this letter and express no opinion with respect to such factual matters and disclaim any implication or inference as to the reasonableness of any such assumption. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion with respect to choice of law or conflicts of law.

Based upon the foregoing, and subject to the qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares have been validly issued and are fully paid and nonassessable.

Notwithstanding anything in this letter to the contrary, the opinion set forth above is given only as of the date hereof and is expressly limited to the matters stated. We disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We consent to the filing of this opinion as an exhibit to a Current Report on Form 8-K for incorporation by reference into the Registration Statement and to the use of our name in the Registration Statement (including the related prospectus and prospectus supplement) under the caption “Validity of Securities.” By giving such consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission.

The Charles Schwab Corporation

Very truly yours,

HOWARD RICE NEMEROVSKI
CANADY FALK & RABKIN
A Professional Corporation

By:	/s/ Teresa L. Johnson
Teresa L. Johnson
On Behalf of the Firm